Chanticleer Holdings Announces Revised First Quarter 2012 Financial Results

CHARLOTTE, N.C., December 17, 2012 -- Chanticleer Holdings, Inc. (NASDAQ: HOTR) ("Chanticleer Holdings" or the "Company"), a minority owner in the privately-held parent company of the Hooters® brand, Hooters of America (“HOA”), and a franchisee of international Hooters restaurants, announced today, its revised first quarter 2012 financial results for the three-month period ended March 31, 2012.

As a result of the completion of the financial review of the three-month period ended March 31, 2012, total revenues increased by approximately $38,000 to $1,412,495. Our reported net loss increased by $135,672 to $703,785, or a loss of $0.28 per share, as a result of higher cost of sales, which includes additional costs associated with the opening of Emperor’s Palace, accrual of additional payroll taxes, and an increase in other expenses. Cash and cash equivalents increased by approximately $47,000 to $229,446. The Company’s final financial results for the three-month period ended March 31, 2012 are included in its Form 10-Q/A, filed today with the SEC.

Mike Pruitt, CEO of Chanticleer Holdings commented, “We are pleased to have completed the review of our financial results for the first quarter of 2012 and we expect to file a Form 10Q/A for the quarter ended June 30, 2012 and the Form 10-Q for the quarter ended September 30, 2012 with the SEC prior to year-end 2012. Our restaurant operations continue to be unaffected by the on-going financial reviews and we are continuing to move forward with our development plan.”

The Company is continuing to work with NASDAQ to provide the Staff with all information requested in a timely manner. However, at this time we are not able to provide guidance as to when trading will resume. The Company intends to continue to inform investors of any material developments in a timely manner.

About Chanticleer Holdings, Inc.

Chanticleer Holdings is focused on expanding the Hooters® casual dining restaurant brand in international emerging markets. Chanticleer currently owns in whole or part of the exclusive franchise rights to develop and operate Hooters restaurants in South Africa, Hungary and parts of Brazil, and has joint ventured with the current Hooters franchisee in Australia, while evaluating several additional international opportunities. The Company currently owns and operates in whole or part of six Hooters restaurants in its international franchise territories: Durban, Johannesburg, Cape Town and Emperor's Palace in South Africa; Campbelltown in Australia; and Budapest in Hungary.

In 2011, Chanticleer and a group of noteworthy private equity investors, which included H.I.G. Capital, KarpReilly, LLC and Kelly Hall, president of Texas Wings Inc., the largest Hooters franchisee in the United States, acquired Hooters of America (HOA), a privately held company. Today, HOA is an operator and the franchisor of over 430 Hooters® restaurants in 28 countries. Chanticleer maintains a minority ownership stake in HOA and its CEO, Mike Pruitt, is also a member of HOA's Board of Directors. For further information, please visit www.chanticleerholdings.com or www.hooters.com and follow us on Twitter at @ChantHoldings or @Hooters.

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.  Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in the companies' filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Company Contact:

Shannon DiGennaro, V.P. Investor Relations

Phone: 704.941.0959

sd@chanticleerholdings.com